Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Receipt of NASDAQ Staff Determination

FORT LAUDERDALE, FL, August 5, 2011 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that on August 3, 2011, it received a NASDAQ Staff Determination indicating that the Company did not regain compliance with the minimum $35 million market value of listed securities requirement set forth in NASDAQ Listing Rule 5550(b)(2). As a result the Company’s common stock would be subject to delisting unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to seek additional time to regain compliance.

The Company intends to request a hearing before a Panel and, upon making this request, the Company’s common stock will remain listed on The NASDAQ Capital Market until the Panel renders a decision following the hearing. There can be no assurance that the Panel will grant the Company’s request for additional time to regain compliance.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.